Exhibit 99.1
                            Explanation of Responses:
                            ------------------------


     On July 20, 2007, Warburg Pincus Private Equity IX, L.P. ("WP IX"), a Delaware limited partnership, purchased 140,186 shares of Series A Exchangeable Preferred Stock, par value $.001 per share (the "Exchangeable Preferred Stock"), of Inspire Pharmaceuticals, Inc. (the "Company"), for an aggregate purchase price of $74,999,510, pursuant to a Securities Purchase Agreement, dated as of July 17, 2007, by and between the Company and WP IX. On October 31, 2007, the Company's stockholders voted to approve, among other things, the exchange of the Exchangeable Preferred Stock for shares of the Company's common stock (the "Common Stock"). Upon such approval, each share of Exchangeable Preferred Stock was automatically exchanged for 100 shares of Common Stock.


     WP IX is the direct record owner of 14,018,600 shares of Common Stock. The sole general partner of WP IX is Warburg Pincus IX, LLC, a New York limited liability company ("WP IX LLC"). Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"), is the sole member of WP IX LLC. Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.


     Jonathan S. Leff, a director of the Company, is a general partner of WP and a managing director and member of WP LLC. As such, Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the Common Stock owned by WP IX. All shares indicated as owned by Mr. Leff are included because of his affiliation with the above entities. Mr. Leff disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.